UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                              Cree Research, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   225447101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, for any subsequent amendment containing information which would alter and disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Schedule 13G
CUSIP No. 225447101

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
      Trustees of General Electric Pension Trust
      I.R.S. #14-6015763
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      State of New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             1,279,967
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        1,279,967
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,279,967
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      10.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      EP
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 12 Pages

                                  Schedule 13G

CUSIP No. 225447101

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
      General Electric Invesment Corporation, as Investment Adviser to GEPT
      (as defined below)
      I.R.S. #22-2152310
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      State of Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             1,279,967
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        1,279,967
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,279,967
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      10.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 12 Pages

                                  Schedule 13G
CUSIP No. 225447101

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
      General Electric Company
      I.R.S. #14-0689340
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      State of New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             Disclaimed (see 9 below)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      Not applicable
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 12 Pages

INTRODUCTORY NOTE: General Electric Investment Corporation ("GEIC"), as an Investment Adviser (registered under the Investment Advisers Act of 1940) to the Trustees of General Electric Pension Trust ("GEPT"), may be deemed to be a beneficial owner of 1,279,967 shares of Common Stock owned by GEPT. GEIC and GEPT expressly disclaim that they are members of a "group". General Electric Company, a New York corporation, disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".


Item 1(a)   Name of Issuer

            Cree Research, Inc.

Item 1(b)   Address of Issuer's Principal Executive Office

            2810 Meridian Parkway
            Durham, North Carolina 27713

Item 2(a)   Name of Person Filing

            Trustees of General Electric Pension Trust ("GEPT")
            (See Schedule II)
            General Electric Investment Corporation, as
            Investment Adviser to GEPT
            General Electric Company (See Schedule I)

Item 2(b)   Address of Principal Business Office

            The address of the principal offices of General Electric Investment Corporation and the Trustees of General Electric Pension Trust is 3003 Summer Street, Stamford, Connecticut 06904. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c)   Citizenship

            General Electric Company- New York
            General Electric Pension Trust- New York
            General Electric Investment Corporation- Delaware

Item 2(d)   Title of Class of Securities

            Common Stock


                               Page 5 of 12 Pages

Item 2(e)   CUSIP Number

            225447101

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

            (a) [ ]     Broker or Dealer registered under Section 15 of the
                        Act

            (b) [ ]     Bank as defined in Section 3(a) of the Act

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

            (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

            (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

            (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

            (h) [X]     Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4      Ownership

            (a) Amount Beneficially Owned: As of December 31, 1996, GEPT is deemed to be the beneficial owner of 1,279,967 shares of Common Stock. Out of the shares deemed to be beneficially owned, 12,500 are held in the form of warrants immediately exercisable into shares of Common Stock. GEIC, as Investment Adviser to GEPT, is also deemed beneficial over these shares.


                               Page 6 of 12 Pages

            (b) Such 1,279,967 shares of Common Stock represent approximately 10.4% of the outstanding Common Stock.

            (c)   (See cover pages and introductory note)

Item 5      Ownership of Five Percent of Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable

Item 8      Identification and Classification of Members of the Group

            Not applicable

Item 9      Notice of Dissolution of Group

            Not applicable

Item 10     Certification

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                               Page 7 of 12 Pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 1997                  TRUSTEES OF GENERAL ELECTRIC PENSION
                                     TRUST

                                   By: /s/ Alan M. Lewis
                                       ---------------------------------
                                       Alan M. Lewis
                                       Trustee

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 1997                  GENERAL ELECTRIC INVESTMENT CORPORATION

                                   By: /s/ Alan M. Lewis
                                       ------------------------------------
                                       Alan M. Lewis
                                       Executive Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 1997                  GENERAL ELECTRIC COMPANY

                                   By: /s/ John H. Myers
                                       ---------------------------------
                                       John H. Myers
                                       Vice President

                                   SCHEDULE I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Cree Research, Inc. is being filed on behalf of each of the undersigned.

February 14, 1997
                                     TRUSTEES OF GENERAL ELECTRIC PENSION
                                       TRUST

                                     By: /s/ Alan M. Lewis
                                         ---------------------------------
                                         Alan M. Lewis
                                         Trustee

                                     GENERAL ELECTRIC INVESTMENT
                                     CORPORATION, as Investment Adviser
                                     to General Electric Pension Trust

                                     By: /s/ Alan M. Lewis
                                         ---------------------------------
                                         Alan M. Lewis
                                         Executive Vice President

                                     GENERAL ELECTRIC COMPANY

                                     By: /s/ Alan M. Lewis
                                         ---------------------------------
                                         John H. Myers
                                         Vice President

                                   SCHEDULE II

                                   TRUSTEES OF
                         GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

              The names of the Trustees of General Electric Pension
                              Trust are as follows:

                                EUGENE K. BOLTON

                               MICHAEL J. COSGROVE

                                 RALPH R. LAYMAN

                                  ALAN M. LEWIS

                              ROBERT A. MACDOUGALL

                                  JOHN H. MYERS

                                 DONALD W. TOREY